Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Goldman Sachs Commodity Excess Return Enhanced Strategy Notes
Due February 25, 2008
Final Term Sheet

Aggregate Principal Amount:	$35,000,000

Trade Date:	February 8, 2007

Original Issue Date:	February 15, 2007

Stated Maturity Date:

February 25, 2008, unless such day is not a Business Day in which case the Stated Maturity Date will be the next following Business Day unless the next day that is a Business Day falls in the next calendar month, in which case the Stated Maturity Date shall be the immediately preceding Business Day (subject, in each case, to the effect of any Market Disruption Event).

Determination Date:	February 15, 2008, unless such day is not a Business Day in which case the Determination Date will be the next following Business Day (subject to the effect of any Market Disruption Event).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial Strategy Level:	347.50

Maximum Redemption Amount:	130.00% of the Principal Amount

CUSIP:	00254EBY7

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.